Exhibit 99.1

May 12, 2010

TO:	The Board of Directors
Five Star Quality Care, Inc.

FROM:	The Board of Trustees
Senior Housing Properties Trust

The purpose of this letter is to begin a dialogue between Five Star Quality Care, Inc. (“FVE”) and Senior Housing Properties Trust (“SNH”).

As you know, FVE was formerly a 100% owned subsidiary of SNH which was distributed to SNH shareholders on December 31, 2001. The primary motivation for this distribution was the laws which then made it impossible for a real estate investment trust (a “REIT”) to have the profits and losses of health care property operations.  For tax years beginning in 2009, these laws were changed to permit REITs to receive the financial results of health care facilities’ operations, as well as rents from those operations, provided these results are received by a taxable REIT subsidiary (a “TRS”).

Also, as you know, the Patient Protection and Affordable Care Act has recently been enacted.  We believe this new law will significantly change the marketplace for healthcare services such as those provided at properties owned by SNH which are leased by FVE, including possible reduced payment rates for Medicare and Medicaid services.

Because of the aforesaid tax law changes and because of the uncertainties created by recent changes in the market for healthcare services, including expected Medicare and Medicaid rate changes, we believe now may be the right time for SNH and FVE to consider (i) changing one or more of the existing leases between SNH (as lessor) and FVE (as lessee) to a management arrangement between an SNH owned TRS and FVE, (ii) possibly combining FVE into a SNH owned TRS, or (iii) taking other actions to change the contractual arrangements between SNH and FVE.

We request that the FVE Board consider appointing a committee of FVE Independent Directors to meet with a committee of the SNH’s Independent Trustees to consider these matters further.

We look forward to your response.